Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "TOUCHPOINT GROUP HOLDINGS INC.", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF AUGUST, A.D. 2022, AT 4:18 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5372227 8100
SR# 20223278710

Authentication: 204217265
Date: 08-22-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:18 PM 08/16/2022
FILED 04:18 PM 08/16/2022
SR 20223278710 - File Number 5372227

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES C PREFERRED STOCK OF Touchpoint Group Holdings Inc.

The undersigned, Martin Ward, hereby certifies that:

1. I am the Chief Financial Officer of Touchpoint Group Holdings Inc., a Delaware corporation (the "Company" or "Corporation").

The Articles of Incorporation of One Horizon Group, Inc., a Delaware corporation (the "**Company**"), provide that the Company is authorized to issue 50,000,000 shares of preferred stock with a par value of $0.0001, and that the Board of Directors have the authority to attach such terms as they deem fit with respect to the preferred stock.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, and pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, the Board of Directors, by majority vote at a duly noticed meeting, dated August 15, 2022, adopted a resolution providing for the designation, rights, powers and preferences and the qualifications, limitations and restrictions of 600,000 shares of Series C Convertible Preferred Stock, and that a copy of such resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company, the provisions of its Articles of Incorporation, and in accordance with the Delaware General Corporation Law ("DGCL") the Board of Directors hereby authorizes the filing of a Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of the Company. Accordingly, the Company is authorized to issue Series C Convertible Preferred Stock with par value of $0.0001 per share, which shall have the powers, preferences and rights and the qualifications, limitations and restrictions thereof, as follows:

Section 1. Designation and Amount. The shares of this series shall be designated as "Series C Preferred Shares." The number of shares constituting the Series C Preferred Shares shall be 600,000 and the stated value shall be $1.00 per share (the "Stated Value"). Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of Series C Preferred Shares to a number less than the number of Series C Preferred Shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series C Preferred Shares.

Section 2. Rank. The Series C Preferred Shares shall rank: (i) prior to all of the Corporation's common shares, $0.0001 per share (the "Common Stock"), (ii) pari passu to the Corporation's Series A Convertible Preferred Stock ("Series A Preferred Stock") outstanding and (iii) prior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series C Preferred Shares of whatever subdivision (collectively, with the Common Shares, "Junior Securities"), as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The Series C Preferred Shares shall rank: (i) subordinate to the Corporation 's Series B Convertible Preferred Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms prior to any Series C Preferred Shares of whatever subdivision ("Senior Securities"), as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The Series C Preferred Shares shall rank pari passu to any other class or series of capital stock of the Corporation hereafter created specifically ranking on a parity with the Series C Preferred Shares ("Parity Securities"), as to the distribution of assets of the Corporation on any liquidation, dissolution or winding-up of the Corporation. So long as any Series C Preferred Shares shall be outstanding, the Corporation shall not authorize or issue Senior Securities or Parity Securities without first obtaining the consent or approval of the holders of a majority of the outstanding Series C Preferred Shares.

Section 3. Dividends and Distributions. (a) Subject to the preferential dividend rights of the holders of any series or class of stock of the Company ranking senior as to the payment of dividends, the Holders of the Series C Preferred Shares will be entitled to receive, on any outstanding shares of Series C Preferred Shares held by such

Holders, out of any funds and assets of the Company legally available prior and in preference to any declaration or payment of any dividend on the Common Stock or any other series or class of stock ranking junior to the Series C Preferred Shares, cumulative dividends, payable annually. The Series C Preferred Shares shall rank pari passu to the Corporation's outstanding Series A Preferred Stock to the declaration and payment of dividends. Dividends on the Series C Preferred Shares will be payable on a cumulative basis at an annual rate of 7% per annum of the Stated Value per share. Dividends on the Series C Preferred Shares shall accrue and be cumulative from and including the date of issue in the case of the initial Dividend Period and thereafter from the first day of each succeeding Dividend Period, and shall be payable annually in arrears on (A) each Dividend Payment Date, commencing January 1, 2024 and any Conversion Date; *provided, however,* that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series C Preferred Shares for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable Dividend Record Date.

(b) Dividends shall be payable in cash or, at the election of the Company (the "**PIK Election**") with the consent of the Holder, the Company may (subject to the Company having sufficient shares of common stock available for issuance) pay dividends by delivery of shares of common stock ("**PIK Shares**").

(c) If the Company shall make the PIK Election with respect to the dividend payable on the Series C Preferred Shares as of any Dividend Payment Date, it shall deliver to each holder of shares of Series C Preferred Shares within ten (10) business days following such Dividend Payment Date a number of shares of common stock equal to (A) the aggregate dividend payable to such holder with respect to the shares of Series C Preferred Shares held by such holder as of the Dividend Record Date preceding such Dividend Payment Date divided by (B) the Fair Market Value of the common stock for the five trading days ending as of such Dividend Record Date.

(d) Notwithstanding anything contained herein to the contrary, dividends on the Series C Preferred Shares shall accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends, or whether or not such dividends are authorized or declared.

(e) The Corporation shall not declare, pay or set aside any distributions on any Junior Securities other than Common Stock without the vote or written consent of the holders of a majority of the then outstanding Series C Preferred Shares.

(f) Holders of shares of Series C Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series C Preferred Shares as provided herein. Any dividend payment made on the Series C Preferred Shares shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series C Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

Section 4. Liquidation Rights.

(a) If the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, make an assignment for the benefit of its creditors, admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve, wind up or consummate any transaction which pursuant to paragraph

4(b) is deemed to be a liquidation, dissolution or winding up of the Corporation (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation unless prior thereto, the holders of the Series C Preferred Shares shall have received out of the assets and funds of the Corporation available for distribution to its stockholders in respect of each outstanding Series C Preferred Share an amount equal to the Stated Amount plus any dividends which have accrued but not been paid up to the date of liquidation (the "Series C Liquidation Amount"). If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series C Preferred Shares shall be insufficient to permit the payment to such holders of the Series C Liquidation Amount and there is no other class or series of stock ranking on liquidation on a parity with the Series C Preferred Shares, then the entire assets and funds of the Corporation legally available for distribution to the Series C Preferred Shares shall be distributed ratably among such shares.

(b) (i) For purposes hereof, a Company Sale (as defined below) shall be deemed to be a Liquidation Event for purposes of this Subsection 4, and all consideration payable to the stockholders of the Corporation (in the case of an acquisition or disposition as set forth in subclauses (A) and (B)), and all consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale as set forth in subclauses (C) and (D)), net of all corporate taxes, fees and costs associated with such Company Sale and all costs of winding up the Corporation's business, shall be distributed to the holders of capital stock of the Corporation in accordance with Subsection 4(a) above. A "Company Sale" means:

(A) a merger or consolidation in which

(1) the Corporation is a constituent party, or

(2) a subsidiary of the Corporation is a constituent party and either (x) the Corporation issues shares of its capital stock pursuant to such merger or consolidation, or (y) as a result of such merger or consolidation of a subsidiary, the Corporation's ownership interest in the surviving entity is reduced; provided that neither Subsection 4(b)(i)(A)(1) nor subsection 4(c)(i)(A)(2) above shall include any such merger or consolidation involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least a majority of the voting power of (xx) the surviving or resulting entity or (yy) if the surviving or resulting entity is a wholly-owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity;

(B) the disposition by holders of the Corporation's then outstanding capital stock of at least a majority of the then outstanding equity voting power of the Corporation in a single or a series of related transactions;

(C) the sale, lease or other disposition of all or substantially all of the assets of the Corporation in a single transaction or series of related transactions (except any such sale to a wholly-owned subsidiary of the Corporation unless such sale, lease or other disposition is followed by a subsequent disposition or transfer of at least a majority of the then outstanding equity voting power of the Corporation or such subsidiary in a single or a series of related transactions); or

(D) the disposition by exclusive license, sale, assignment or otherwise of all, substantially all or a significant portion of the intellectual property rights of the Corporation, except for non-exclusive licenses granted under such intellectual property rights in the ordinary course of business.

(ii) The Corporation shall deliver written notice to the holders of shares of Series C Preferred Stock at least twenty (20) days prior to the effective date of a Company Sale, which notice shall contain all the material terms and conditions of such Company Sale, and any additional information concerning the terms of the Company Sale and the value of the assets of the Corporation as may reasonably be requested by the holders of Series C Preferred Shares in order to assist them in determining whether to treat such event as a Liquidation Event; provided that the requirement that such notice be delivered may be waived at any time by the holders of a majority of the then outstanding shares of Series C Preferred Shares. The Corporation shall not effect any Company Sale pursuant to Subsection 4(b)(i)(A) above unless (A) the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of

the Corporation in accordance with Subsections 4(a) and 4(b) above or (B) the holders of a majority of the then outstanding shares of Series C Preferred Shares specifically consent in writing to the allocation of such consideration in a manner different from that provided in Subsections 4(a) and 4(b) above.

(iii) In the event of a Company Sale pursuant to Subsection 4(b)(i)(C) or 4(b)(i)(D) above, if the Corporation does not effect a liquidation and dissolution of the Corporation within sixty (60) days after such Company Sale, then (A) the Corporation shall deliver a written notice to each holder of Series C Preferred Shares no later than the sixtieth (60th) day after the Company Sale advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series C Preferred Shares, and (B) if any holder of then outstanding shares of Series C Preferred Shares so requests in a written instrument delivered to the Corporation not later than the later of seventy-five (75) days after such Company Sale or thirty (30) days after receipt of such notice by the holders of Series C Preferred Shares, the Corporation shall use the consideration received by the Corporation for such Company Sale (net of any liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), to the extent legally available therefor (the "Net Proceeds"), to redeem, on the later of the ninetieth (90th) day after such Company Sale or fifteen (15) days after receipt of such request (the "Liquidation Redemption Date"), all shares of Series C Preferred Shares held by the requesting Holders at a price per share equal to the Series A Liquidation Amount. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all shares of Series C Preferred Shares to be redeemed, the Corporation shall redeem a pro rata portion of each demanding holder's shares of Series C Preferred Shares. The following provisions shall apply to the redemption of the Series C Preferred Shares pursuant to this Subsection 4(b)(iii):

(A) From and after the Liquidation Redemption Date, unless there shall be a default in payment of the Series C Liquidation Amount, all rights of each holder with respect to shares of Series C Preferred Shares to be redeemed on the Liquidation Redemption Date shall cease (except the right to receive the Series A Liquidation Amount without interest upon surrender of the certificate or certificates therefor), and such shares shall not be deemed to be outstanding for any purpose whatsoever.

(B) Prior to the distribution or redemption provided for in this Subsection (b)(iii), the Corporation shall not expend or dissipate the consideration received for such Company Sale, except to discharge all corporate taxes, fees, costs and expenses incurred in connection with such Company Sale or winding up of the Corporation's business.

(iv) The amount deemed paid or distributed to the demanding holders of Series C Preferred Shares upon any such Company Sale shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or by the acquiring person, firm or other entity. The value of such property, rights or other securities ("Property Valuations") shall be determined on the basis of a valuation of the Corporation as a going concern, without attributing any discount for lack of liquidity or lack of control and shall be agreed upon by the Corporation and the holders of a majority of the shares of Series C Preferred Shares to be redeemed or, if no such agreement is reached, by a mutually acceptable third-party appraiser. Whenever a determination with respect to a Property Valuation or the Net Proceeds is made the Corporation shall provide prompt notice of the determination of such valuation, and all underlying assumptions and calculations, to all holders of Series B Preferred Stock.

Section 5. Voting Rights.

(a) In addition to the voting rights provided by the General Corporation Law of the State of Delaware ("DGCL")" to the holders of the Series C Preferred Shares as a class, if any, the holders of the Series C Preferred Shares shall have the voting rights set forth in this Section 5. To the extent that under the DGCL the vote of the holders of the Series C Preferred Shares, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the Series C Preferred Shares represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series C Preferred Shares shall constitute the approval of such action by the class. Except as otherwise required by law or as provided herein, in all cases where a vote of the holders of the Common Stock is to be taken, the Series C Preferred Shares shall vote together with the Common Stock, as a single class, at any annual or special meeting of stockholders of the Corporation, or shall act by written consent together with the Common Stock, in each case, upon the following basis: each Series C Preferred Share shall be entitled to a number of votes equal to eight (8)

times the number of shares of Common Stock into which it is then convertible, regardless of whether such Common Stock is available for issuance, on the record date for such meeting or the record date or effective date, as the case may be, for such written consent. Holders of the Series C Preferred Shares shall be entitled to notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the Delaware General Corporation Law ("DGCL").

(b) (i) So long as any Series C Preferred Shares are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding Series C Preferred Shares:

1. alter or change the rights, preferences or privileges of the Series C Preferred Shares

2. increase or decrease the authorized number of Series C Preferred Shares;

3. apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries (as defined in Section 425 of the Internal Revenue Code of 1986 (the "Tax Code")) or otherwise, of any shares of any class or series of Common Stock; or

4. amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series C Preferred Shares.

(ii) The holders of at least a majority of the then outstanding shares of Series C Preferred Stock may elect at any time to allow the Corporation to alter or change the rights, preferences or privileges of the Series C Preferred Shares listed in Section 5(b)(i) above;

(iii) If holders of at least a majority of the then outstanding Series C Preferred Shares agree to allow the Corporation to alter or change the rights, preferences or privileges of the Series C Preferred Shares, pursuant to Section 5(b)(ii) above, so as to affect the Series C Preferred Shares, then the Corporation will deliver notice of such approved change to the holders of the Series C Preferred Shares that did not agree to such alteration or change (the "Dissenting Holders"), and the Dissenting Holders shall have the right for a period of thirty (30) days to convert their shares into Common Stock pursuant to the terms of this Certificate of Amendment as such right existed prior to such alteration or change or continue to hold their shares of Series A Preferred Shares.

Section 6. <u>Conversion</u>.

(a) Each Series C Preferred Share shall be convertible, at the option of the holder thereof, at any time or from time to time, into that number of shares of Common Stock equal to the Stated Value as of the date of conversion divided by the Conversion Price. "Conversion Price" means, with respect to each share of Series C Preferred Shares, $0.15, as adjusted pursuant to the terms hereof; provided that the Series C Preferred Shares may not be converted unless and until there are a sufficient number of shares of Common Stock available for issuance after taking into account the number of shares of Common Stock then authorized and the number of shares of Common Stock reserved for issuance upon exercise or conversion of aal outstanding securities then exercisable for or convertible into shares of Common Stock . A holder may elect to convert any portion of his Series C Preferred Shares into shares of Common Stock by giving written notice thereof to the Corporation, which notice shall include the name or names in which the certificate or certificates representing the shares of Common Stock are to be issued, and surrendering for such purpose to the Corporation, at its principal office or any other location where the Corporation shall maintain a transfer agent for such stock, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. At the time of such conversion, the Persons in whose names the certificates representing the shares of Common Stock are to be issued upon such conversion shall be deemed to be the holders of record of such shares of Common Stock, notwithstanding that the stock register of the Corporation shall then be closed or that the certificates representing such shares of Common Stock shall not then be actually delivered to such Persons.

Not later than three (3) Business Days after the conversion of any Series C Preferred Shares, the Corporation will deliver to each holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Series C Preferred Shares. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series C Preferred Shares until Series C Preferred Shares certificates are either delivered for conversion to the Corporation, or the holder of such Series C Preferred Shares notifies the Corporation that such certificates have been lost, stolen or destroyed. Until surrendered as contemplated by this Section, each Series C Preferred Shares certificate shall be deemed, after the effective date of the automatic conversion, to represent only the right to receive upon such surrender the number of shares of Common Stock issuable upon the conversion of such shares of Series C Preferred Shares.

(b) (i) (A) If the Common Stock issuable upon conversion of the Series C Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for below) then, concurrently with the effectiveness of such reorganization or recapitalization, the securities issuable upon conversion of the Series C Preferred Shares shall be adjusted such that the Series C Preferred Shares shall be convertible into, in lieu of the number of shares of Common Stock that the holders would otherwise be entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of such class or classes that would have been issued to the Holders had they converted all their shares of Series C Preferred Shares immediately prior to such change and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article with respect to the rights of the holders of the Series C Preferred Shares. The Conversion Price upon such conversion shall be the Conversion Price that would otherwise be in effect pursuant to the terms hereof. Notwithstanding anything herein to the contrary, the Corporation will not effect any such reorganization or reclassification unless prior to the consummation thereof, the corporation that may be required to deliver stock upon the conversion of the Series C Preferred Shares shall agree by an instrument in writing to deliver such stock, cash, securities or other assets to the holders of the Series C Preferred Shares.

(B) If the Corporation at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distributions payable in securities of the Corporation other than shares of Common Stock and as otherwise adjusted in this Article, then and in such event provision shall be made so that the holders of Series C Preferred Shares shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereon, the amount of securities of the Corporation that they would have received had their shares of Series C Preferred Shares been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series A Preferred.

(ii) If the Corporation shall merge, consolidate or otherwise combine with or into another entity and, upon consummation thereof, the holders of the voting capital stock of the Corporation before the transaction shall own more than fifty (50%) percent of the voting capital stock of the surviving Person or the transaction shall have been approved by the holders of a majority of the Series C Preferred Shares outstanding prior to the consummation thereof, unless otherwise provided specifically in the agreement or plan of merger or consolidation, the Series C Preferred Shares shall automatically become convertible into the same kind and number of shares of stock and other securities, cash or property (and upon the same terms and with the same rights) as would have been received by a holder of the number of shares of Common Stock into which such Series C Preferred Shares could have been converted immediately prior to such merger, consolidation or business combination, without change to the Conversion Price. Notwithstanding anything herein to the contrary, the Corporation will not effect any such merger, consolidation unless prior to consummation thereof, the Person that may be required to deliver stock, securities or other assets upon the conversion of the Series C Preferred Shares shall agree by an instrument in writing to deliver such stock, cash, securities or other assets to the holders of the Series B Preferred Stock.

(iii) In case the Corporation at any time or from time to time after the date hereof shall (i) declare or pay any dividend on the Common Stock payable in Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such

case, the Conversion Price shall be adjusted to that price determined by multiplying the Conversion Price in effect by a fraction (x) the numerator of which shall be the number of issued and outstanding shares of Common Stock immediately before such dividend, distribution, subdivision, combination or reclassification and (y) the denominator of which shall be the total number of issued and outstanding shares of Common Stock immediately after such dividend, distribution, subdivision or reclassification.

(iv) If the amount of any adjustment of the Conversion Price per share required pursuant to the immediately preceding Section (iii) would be less than One-hundredth of one cent ($0.0001), such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate a change in the Conversion Price of at least one-tenth ($0.001) per share. All calculations shall be made to the nearest one-hundredth (1/100) of a dollar or to the nearest one-hundredth of a share, as the case may be.

(v) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution (which results in an adjustment to the Conversion Price) and shall, thereafter, and before such dividend or distribution is paid or delivered to shareholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then any adjustment made to the Conversion Price and number of shares of Common Stock issuable upon conversion of Series C Preferred Shares by reason of the taking of such record shall be reversed, and any subsequent adjustments, based thereon, shall be recomputed.

(d) If (A) the Corporation shall declare a dividend (or any other distribution) on its Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock of the Corporation or any Change of Control Transaction, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of Series C Preferred Shares, and shall cause to be mailed to the holders thereof at their last addresses as they shall appear upon the stock books of the Corporation, at least thirty (30) calendar days prior to the applicable record or effective date, a notice (a "Conversion Notice") stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. In addition to any optional right of the holders to convert their shares of Series C Preferred Shares, the holders are entitled to convert shares of Series C Preferred Shares during the thirty-day (30) period commencing on the date of such Conversion Notice to the effective date of the event triggering such Conversion Notice.

(e) The Corporation covenants that it will amend its certificate of incorporation to increase the number of shares it is authorized to issue to an amount sufficient to permit the conversion of all of the Series C Preferred Shares outstanding at the time of such amendment and thereafter at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Series C Preferred Shares, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Series C Preferred Shares, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of the Series C Preferred Shares and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall be, upon issue, duly and validly authorized, issued and fully paid and nonassessable.

(f) Upon a conversion hereunder, the Corporation shall not be required to issue fractional shares of Common Stock or scrip representing fractional shares of Common Stock. In lieu thereof, the Corporation may, if otherwise permitted, make cash payment in respect of any fractional share based on the Fair Market Value at such time. No cash payment of less than $1.00 shall be required to be given unless specifically requested by the holder. If the Corporation elects not, or is unable, to make such a cash payment, the holder of a share of Series C Preferred Shares shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(g) The issuance of certificates for shares of Common Stock on conversion of the Series C Preferred Shares shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series C Preferred Shares so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(h) Shares of Series C Preferred Shares converted into Common Stock shall be canceled. The Corporation may not reissue any shares of Series C Preferred Shares.

(i) Any and all notices or other communications or deliveries to be provided by the holders of the Series C Preferred Shares hereunder, shall be in writing and delivered personally, by facsimile, by electronic mail or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer of the Corporation at the facsimile telephone number, electronic mail address or postal address of the principal place of business of the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, by electronic mail or sent by a nationally recognized overnight courier service, addressed to each holder of Series C Preferred Shares at the facsimile telephone number, electronic mail address or postal address of such holder appearing on the books of the Corporation, or if no such facsimile telephone number, electronic mail address or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via confirmed facsimile at the facsimile telephone number or via confirmed (by acceptable protocol) electronic mail at the electronic mail address, each as specified in this Section prior to 8:00 p.m. (Eastern Standard Time), (ii) the date after the date of transmission, if such notice or communication is delivered via confirmed facsimile at the facsimile telephone number or via confirmed (by acceptable protocol) electronic mail at the electronic mail address, each as specified in this Section later than 8:00 p.m. (Eastern Standard Time) on any date and earlier than 11:59 p.m. (Eastern Standard Time) on such date, (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(j) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

Section 6. Redemption. The Corporation shall have the right to redeem all or any portion of all Series C Preferred Shares outstanding by payment of the Stated Value and the payment in cash of all accrued but unpaid dividends.

Section 7. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series C Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting together as a single class.

Section 9. Definitions.

"Additional Shares of Common Stock" shall mean all shares (including treasury shares) of Common Stock issued or sold by the Corporation after the date hereof, whether or not subsequently reacquired or retired by the Corporation.

"Business Day" means any day except Saturday, Sunday and any day that shall be a federal legal holiday or a day on which banking institutions in the Commonwealth of Puerto Rico are authorized or required by law or other governmental action to close.

"Conversion Date" means the date as of which the Corporation receives notice from a holder of the conversion of Series C Preferred Shares into Common Stock.

"Dividend Period" means the respective period commencing on and including the 1st day of January of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the initial Dividend Period, which shall commence on the date of original issuance of the Series C Preferred Shares and end on and include December 31, 2023, and other than the Dividend Period during which any shares of Series C Preferred Shares Stock shall be redeemed or converted into shares of common stock, as to such shares, shall end on the date of conversion or redemption.

"Dividend Payment Date" means the January 1 of each year, commencing January 1, 2024.

"Dividend Record Date" means December 1, or such other applicable record date designated by the Board of Directors for the payment of dividends that is not more than 60 or fewer than 10 days prior to the applicable scheduled Dividend Payment Date.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

"Fair Market Value" means with respect to the Common Stock, for any date, the average of the daily Closing Price per share of Common Stock for the five (5) consecutive trading days ending on the fifth (5th) day prior to such date. If on any such date the shares of Common Stock are not listed or admitted for trading on any national securities exchange or quoted on the NASDAQ National Market or SmallCap Market (collectively, **"NASDAQ"**), the OTC Market or a similar system, the Fair Market Value for such shares shall be (a) the Fair Market Value of such shares on such date as determined in good faith by sixty percent (60%) of the members of the Board, or (b) if such percentage of the members of the Board is unable to agree, the value as determined by an independent investment bank of nationally recognized stature selected by the Board. For purposes of this definition, "Closing Price" shall mean (a) the last reported sale price or, if not available on such day, the average of the closing bid and asked prices, in either case as reported on the principal national securities exchange on which the Common Stock is listed or admitted for trading, or (b) if the Common Stock is not listed or admitted for trading on any national securities exchange, the last reported sale price or, if not available on such day, the average of the highest reported bid and the lowest reported asked quotations for the Common Stock as reported on NASDAQ, OTC Market or a similar system

"Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this August 16, 2022.

Touchpoint Group Holdings Inc.

By: /s/ Martin Ward
Name: Martin Ward
Title: Chief Financial Officer